Exhibit 99.1

        BioSphere Medical Reports Second Quarter 2005 Financial Results;
           Company Records Highest Quarterly Sales to Date with Sales
                  Growth of 39% in the Second Quarter of 2005
                     Compared to the Second Quarter Of 2004


    ROCKLAND, Mass.--(BUSINESS WIRE)--July 28, 2005--BioSphere Medical, Inc. (Nasdaq: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations, today reported that total revenues for the second quarter of 2005 were $4.49 million, compared with total revenues of $3.23 million for the corresponding period in 2004, an increase of 39%. In the second quarter of 2005, revenues in the United States were $2.99 million compared to revenues of $2.04 million in the second quarter of 2004, an increase of 46%. Revenues outside of the United States were $1.50 million for the second quarter of 2005, compared to revenues of $1.19 million for the second quarter of 2004, an increase of 27%. Global sales of Embosphere(R) microspheres were $3.72 million in the second quarter of 2005 compared to $2.51 million in the second quarter of 2004, an increase of 48%.
    Gross margin for the second quarter of 2005 was $2.99 million or 67% of revenue, an increase of $2.05 million and an improvement of 38 percentage points over the second quarter of 2004 gross margin of $.94 million. In the second quarter of 2004, gross margin included a write off of $1.13 million for work in process inventory disposals due to manufacturing process improvements, and product replacements for shelf life limitations.
    Selling, general and administrative expenses increased to $3.30 million for the second quarter of 2005 compared to $2.49 million for the second quarter of 2004, reflecting increased spending in sales and marketing expenses related to the Company's utilization, penetration and conversion marketing initiatives. Research and development expenses were $.68 million for the second quarter of 2005, compared to $.62 million for the second quarter of 2004.
    The net loss applicable to common stockholders for the second quarter of 2005 was $1.16 million, or $0.08 per basic and diluted share. This compares with a net loss of $2.24 million, or $0.16 per basic and diluted share, for the second quarter of 2004.
    For the six months ended June 30, 2005 revenues were $8.92 million, compared with $6.41 million for the same period last year, an increase of 39%. The net loss for six months ended June 30, 2005 was $2.51 million or $.17 per share compared to a net loss of $3.80 million or $.27 per share for the comparable period in 2004.
    At June 30, 2005, the Company had cash, cash equivalents and marketable securities of $8.45 million.
    "In the second quarter of 2005, we continued to execute on our strategic objectives, and this quarter's year-over-year and sequential sales growth reflected our operating success," said Richard Faleschini, BioSphere Medical's President and Chief Executive Officer. "Robust sales in the U.S. propelled our overall growth, and was primarily achieved by our local marketing activities, which we control through our direct sales organization," said Faleschini.
    Significant activities in the second quarter of 2005 and subsequent weeks include:

    --  Record quarterly worldwide revenues up 39% year-over-year.

    --  Third quarter of sequential, record revenue growth.

    --  Gross margin up 38 percentage points year-over-year to 67%.

    -- Peer-reviewed and educational articles about UFE published in Obstetrics and Gynecology, BJOG, Diagnostic Imaging, OBG Management, CVIR, and Contemporary OB/Gyn. In particular, the July issue of the journal Obstetrics and Gynecology published the first two of the five planned papers by the investigators of the Society of Interventional Radiology (SIR)'s FIBROID Registry

    -- Sponsor of a continuing medical education (CME) supplement in the May issue of OBG Management which was distributed to 39,000 OB/Gyn's

    -- Congresswoman Stephanie Tubbs Jones (D-OH) and Senator Barbara Mikulski (D-MD) sponsor the Uterine Fibroid Research and
        Education Act.

    -- Positive presentations about various embolization procedures made at key international cancer meetings (in the U.K., Japan and the U.S.), and peer-reviewed articles published favorably comparing embolization procedures using Embosphere microspheres for liver cancer applications.

    -- Magnetic Resonance (MR) Embosphere (MR-ES) added to the new product development pipeline.

    The Company will host its quarterly conference call today at 11 A.M. (ET). The number to dial into the call is 1-888-603-7990 or 1-706-679-7298 and the conference ID is 7879751. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 P.M. (ET) today through 2:00 P.M. on August 12, 2005. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291 access code 7879751 or you can visit the "Investor" section of our company web site at www.biospheremed.com.

    About BioSphere Medical, Inc.

    BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, pioneers and commercializes minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere's principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products continue to gain acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments.
    BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia, the European Community, and Latin America which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used inter-changeably in the literature. The most common side-effect of uterine fibroid embolization (UFE) is "post-embolization syndrome", a collection of symptoms including abdominal pain, discomfort, low grade fever, and nausea. UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

    Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company's expectations with regard to the expected benefits of the Company's sales and marketing strategies. The Company uses words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should" and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company's products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including without limitation, widespread market acceptance of its lead product, Embosphere(R) Microspheres for the treatment of UFE; risks relating to the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic and market conditions, as well as the risk factors described in the section titled " Factors That May Affect Future Results " in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.


                       BioSphere Medical, Inc.
----------------------------------------------------------------------
                    SELECTED FINANCIAL INFORMATION

                CONSOLIDATED CONDENSED  BALANCE SHEETS
              As of June 30, 2005 and December 31, 2004
                      (in thousands, unaudited)
----------------------------------------------------------------------

                                                              December
                                                     June 30,    31,
                                                       2005     2004
                                                     -------- --------
ASSETS

   Cash, cash equivalents and marketable securities  $ 8,446  $10,222
   Accounts receivable, net                            3,063    2,999
   Inventories, net                                    2,851    3,311
   Prepaid and other current assets                      585      222
   Property and equipment, net                           929    1,134
   Goodwill, net                                       1,443    1,443
   Other assets                                           58       60
                                                     -------- --------

              Total assets                           $17,375  $19,391
                                                     ======== ========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Accounts payable and accrued expenses             $ 3,919  $ 4,188
   Debt and capital lease obligations                    261      367
   Stockholders' equity                               13,195   14,836
                                                     -------- --------

              Total liabilities and stockholders'
               equity                                $17,375  $19,391
                                                     ======== ========


           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
      For the three and six months ended June 30, 2005 and 2004
         (in thousands, except per share amounts, unaudited)
----------------------------------------------------------------------

                                      Three Months      Six Months
                                         Ended             Ended
                                        June 30,          June 30,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Revenues                           $ 4,489  $ 3,226  $ 8,918  $ 6,406

Costs and expenses:
    Cost of revenues                 1,499    2,288    3,041    3,850
    Research and development           676      619    1,478    1,208
    Sales                            1,650    1,210    3,153    2,506
    Marketing                          695      562    1,312      954
    General and administrative         953      714    1,896    1,519
                                   -------- -------- -------- --------

    Total costs and expenses         5,473    5,393   10,880   10,037
                                   -------- -------- -------- --------

Loss from operations                  (984)  (2,167)  (1,962)  (3,631)
    Other income and expenses, net     (52)     (76)    (299)    (169)
                                   -------- -------- -------- --------

Net loss                            (1,036)  (2,243)  (2,261)  (3,800)

    Preferred stock dividends         (123)       -     (244)       -
                                   -------- -------- -------- --------

Net loss applicable to common
 stockholders                      $(1,159) $(2,243) $(2,505) $(3,800)
                                   ======== ======== ======== ========

Net loss per common share
    Basic and diluted              $ (0.08) $ (0.16) $ (0.17) $ (0.27)
                                   ======== ======== ======== ========

Weighted average common shares
 outstanding
    Basic and diluted               14,618   14,079   14,505   14,028
                                   ======== ======== ======== ========



    CONTACT: BioSphere Medical, Inc.
             Martin Joyce, 781-681-7925
             Chief Financial Officer